Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

[Date], 2014

Mercury Payment Systems Holdings, Inc.

Tech Center Plaza

10 Burnett Court, Suite 300

Durango, Colorado 81301

Ladies and Gentlemen:

We have acted as counsel to Mercury Payment Systems Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of up to [                ] shares of Class A Common Stock, $0.001 par value per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the share certificate representing Shares and the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the

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Mercury Payment Systems Holdings, Inc.	-2-	[Date], 2014

opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Certificate has been duly filed with the Secretary of State of the State of Delaware and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board of Directors of the Company or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP